Exhibit 4.5

EXCHANGE AGENT AGREEMENT

This Exchange Agent Agreement (the “Agreement”), dated as of              , 2006, is entered into by and between Hormel Foods Corporation, a Delaware corporation (“Hormel Foods”), and WELLS FARGO BANK, N.A. (the “Bank”), as exchange agent (in such capacity, together with its successors in such capacity, the “Exchange Agent”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS the Bank is the transfer agent for the common stock, $0.0586 par value per share, of Hormel Foods (“Hormel Foods Common Stock”) (in such capacity, together with any successors in such capacity, the “Transfer Agent”);

WHEREAS pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 6, 2006, by and among Hormel Foods, Provena Foods Inc., a California corporation (“Provena”), and Crumbles Acquisition Corp., a Delaware corporation (“Merger Subsidiary”), Merger Subsidiary will be merged with and into Provena (the “Merger”), effective as of the Effective Time, such that Provena will survive the Merger and continue as a wholly owned subsidiary of Hormel Foods;

WHEREAS, Section 2.2 of the Merger Agreement contemplates the retention of the Exchange Agent for the purpose of effecting the distribution of shares of Hormel Foods Common Stock (“Hormel Foods Shares”) in exchange for the outstanding shares of Provena’s common stock, no par value per share (“Provena Common Stock”), pursuant to the Merger Agreement; and

WHEREAS, pursuant to Section 6.10 of the Merger Agreement, Hormel Foods has elected that each outstanding option to purchase Provena Common Stock, whether or not exercisable at the Effective Time (collectively, the “Provena Options”), will be cancelled in exchange for the right to receive $0.50 per share in cash multiplied by the number of shares of Provena common stock issuable upon exercise of the Provena Options immediately prior to the Effective Time (the “Option Cash”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article I

1.             Hormel Foods hereby employs and appoints the Bank to act as the exchange agent hereunder to (i) accept the surrender of the certificates formerly representing shares of Provena Common Stock and deliver to the Provena shareholders the Hormel Foods Shares, cash for fractional Hormel Foods Shares (if any), and dividends and distributions in respect of the Hormel Foods Shares (if any), all as provided herein, and (ii) accept the surrender of the Provena Options and deliver to the holders thereof the Option Cash as provided herein; all upon satisfaction of the conditions provided herein. The Bank hereby accepts such appointment in accordance with, and subject to the terms and conditions set forth in, this Agreement.

2.             As consideration for the Merger, immediately prior to the Effective Time, Hormel Foods agrees to deposit with the Exchange Agent, in trust for the benefit of the Record Holders (as defined below), an aggregate amount of            Hormel Foods Shares to be issued in exchange for the Provena Common Stock pursuant to the terms of the Merger Agreement. Immediately prior to the Effective Time, and, as necessary from time to time after the Effective Time as needed, Hormel Foods shall also deposit with the Exchange Agent, in trust for the benefit of the Record Holders, the amount of cash required to redeem any fractional Hormel Foods Shares, if any, that would otherwise be payable to the Record Holders. Immediately prior to the Effective Time, Hormel Foods shall also deposit with the Exchange Agent, in trust for the benefit of the holders of Provena Options, the Option Cash required to be paid to the holders of Provena Options (each, an “Option Holder”) in accordance with Exhibit A attached hereto in exchange for cancellation of the Provena Options at the Effective Time pursuant to Section 6.10 of the Merger Agreement.

3.             Provena has submitted a complete and correct list of the shareholders of Provena and the Option Holders as of the Effective Time of the Merger, identifying each shareholder and Option Holder by name, address, and the number of shares and/or Provena Options owned by such holder, to the Exchange Agent. A copy of such shareholder list is set forth on Exhibit B attached hereto. Hormel Foods may revise Exhibit B from time to time to reflect any changes or corrections to the information contained in such Exhibit, or to add (or remove) shares or certificates formerly representing shares of Provena Common Stock that cease to be (or become) Dissenting Shares, by providing a revised Exhibit B to the Exchange Agent.

Article II

The Exchange Agent covenants and agrees that:

1.             As soon as reasonably practicable after the Effective Time of the Merger, but not later than five (5) business days thereafter, the Exchange Agent shall send to each record holder of an outstanding certificate or certificates which immediately prior to the Effective Time of the Merger evidenced shares of Provena Common Stock (the “Provena Certificates”) (each such record holder, a “Record Holder”), other than to any Record Holder of Dissenting Shares, a package of documents that includes (i) a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Provena Certificates shall pass, only upon delivery of the Provena Certificates, or an appropriate affidavit of loss, theft or destruction in lieu thereof, to the Exchange Agent), in substantially the form attached hereto as Exhibit C, (ii) a notice advising that the Merger has become effective, specifying the applicable terms of the exchange effected thereby and providing instructions for use in effecting the surrender of the Provena Certificates in exchange for Hormel Foods Shares, cash in lieu of any fractional shares pursuant to Section 5 of this Article II and any dividends or other distributions payable pursuant to Section 8 of this Article II, (iii) a return envelope addressed to the Exchange Agent, and (iv) any other material deemed appropriate by Hormel Foods and Provena.

2.             Upon receipt by the Exchange Agent from a Record Holder of a Provena Certificate or Certificates, accompanied by a Letter of Transmittal duly completed and executed in accordance with the instructions appearing therein, the Exchange Agent shall deliver to such Record Holder (or to a transferee specified in such Letter of Transmittal, but only if such Provena Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Record Holder requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of Hormel Foods Shares to a person other than the Record Holder or establish to the reasonable satisfaction of Hormel Foods that such tax has been paid or is not applicable) full Hormel Foods Shares on the basis of 0.08 Hormel Foods Shares (subject to adjustment as provided in Section 2.2(f) of the Merger Agreement) for each share of Provena Common Stock represented by such Provena Certificate or Certificates, other than Dissenting Shares (for so long as such shares constitute Dissenting Shares). The Exchange Agent shall accomplish such delivery to the Record Holder (or transferee) by: (i) in the case of a Record Holder who is a Rule 145 Affiliate, instructing the Transfer Agent to deliver a stock certificate, subject to Section 4 of this Article II, to such Record Holder (or transferee) evidencing the whole number of Hormel Foods Shares to which such Rule 145 Affiliate is entitled, or (ii) in the case of all other Record Holders, (A) instructing the Transfer Agent to transfer the whole number of Hormel Foods Shares to which such Record Holder is entitled on its books and records to, and to register such Hormel Foods Shares in the name of, such Record Holder (or transferee), and (B) delivering a written information statement to such Record Holder (or transferee) indicating the number of Hormel Foods Shares registered in such Record Holder’s (or transferee’s) name. All of the Provena Certificates surrendered to the Exchange Agent shall be marked “Cancelled” by the Exchange Agent.

3.             Within two business days after the Closing Date, the Exchange Agent shall deliver to each Option Holder a bank or cashiers check for the Option Cash which such Option Holder is entitled to receive in accordance with Exhibit A attached hereto. All agreements governing Provena Options shall be immediately marked “Canceled” by the Exchange Agent in exchange for delivery of the Option Cash.

4.             Certificates representing Hormel Foods Shares issued to the Rule 145 Affiliates or their permitted transferees (which Rule 145 Affiliates are listed on Exhibit D hereof) shall bear the following legend:

These shares were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended (the “Act”), applies, have been delivered in reliance upon the representation of the registered holder hereof that they have been acquired for such holder’s account, and may not be sold, transferred, or otherwise disposed of, in whole or in part, except in compliance with applicable requirements of such Rule 145 or pursuant to a registration statement under the Act or an exemption from such registration.

5.             No fractional Hormel Foods Shares shall be issued. In lieu of such fractional shares, any Record Holder or transferee  who would otherwise be entitled to fractional Hormel Foods Shares shall, upon surrender of his or her certificate or certificates representing Provena Common Stock, be paid the cash value of each such fraction, without interest, equal to the product of:  (i) such fraction, multiplied by (ii)            [the closing trading price of the Hormel Foods Common Stock on the New York Stock Exchange on the second trading day immediately preceding the Closing Date.]

6.             If any Record Holder shall report that his or her failure to surrender any Provena Certificate or Certificates registered in his or her name is due to the loss, theft or destruction of such Certificate or Certificates, the Exchange Agent shall, at the request of Hormel Foods, require such Record Holder to furnish a bond in a sum and an indemnity agreement in form, reasonably satisfactory to Hormel Foods and the Exchange Agent, before delivering to such Record Holder or his or her transferee the Hormel Foods Shares to which such Record Holder is entitled.

7.             Subject to applicable law and regulation, the Exchange Agent shall maintain (i) in a retrievable database of electronic records, or (ii) in hard copy form physical records, of all Provena Certificates which have been canceled or destroyed by the Exchange Agent and Letters of Transmittal which have been stamped as of date of receipt by the Exchange Agent.  The Exchange Agent shall maintain such electronic records or physical records for the time period required by applicable law and regulation. Upon written request of Hormel Foods (and at the expense of Hormel Foods), the Exchange Agent shall provide to Hormel Foods or its designee copies of such electronic records or physical records relating to Provena Certificates cancelled or destroyed by the Exchange Agent.

8.             The Exchange Agent shall receive and hold in trust, for distribution without interest to the Record Holder of the Provena Certificate or Certificates, all dividends and other distributions paid on Hormel Foods Shares held in the Exchange Agent’s name as exchange agent hereunder. Upon surrender of a Record Holder’s Provena Certificate or Certificates, together with a properly completed Letter of Transmittal with respect to the shares of Provena Common Stock represented thereby, each Record Holder shall be entitled to receive the dividends and other distributions on Hormel Foods Shares with a record date after the Effective Time and prior to the date of such surrender of Record Holder’s Provena Certificates which they would be entitled to receive with respect to the whole Hormel Foods Shares issuable to such Record Holder.

9.             Hormel Foods and the Exchange Agent agree that, unless the Exchange Agent has been notified in writing by Hormel Foods of any earlier termination, the Exchange Agent appointment shall terminate when all shares of Provena Common Stock have been exchanged and Hormel Foods Shares, along with all dividends and other distributions paid thereon prior to the distribution of the Hormel Foods Shares contemplated hereby and all cash in the Exchange Fund, have been distributed, returned to Hormel or escheated under applicable states’ laws.

10.           Letters of Transmittal, and all accompanying documents, shall be stamped or have otherwise indicated by the Exchange Agent as to the date of receipt thereof and shall be preserved by the Exchange Agent for two (2) years and thereafter shall be delivered by the Exchange Agent to Hormel Foods.

Article III

1.             The Exchange Agent:

(a)           shall not be obligated to take any legal action hereunder which might in its judgment involve any expense or liability unless it shall have been furnished with reasonable indemnity; provided, however, that the Exchange Agent shall notify Hormel Foods promptly if the Exchange Agent has reason to believe or becomes aware of any situation that requires legal action to protect the interests of Hormel Foods or Record Holders;

(b)           may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telegram, or other document or security delivered to it and believed by it to be genuine and to have been signed by the proper party or parties, after examination of evidence that properly establishes such authority;

(c)           may rely on and shall be protected in acting upon the written instructions of the Secretary, General Counsel or Chief Financial Officer of Hormel Foods;

(d)           may consult counsel satisfactory to it, who may be counsel to Hormel Foods, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel; and

(e)           shall perform or administer appropriate tax withholding and reporting as required by applicable law.

2.             Except to the extent arising out of the Exchange Agent’s bad faith, gross negligence or willful misconduct or as otherwise provided in this Agreement, Hormel Foods agrees to indemnify and hold the Exchange Agent harmless against any loss, claim, liability or expense (including, without limitation, the costs and expenses of defending against such loss, claim or liability) (“Losses”) incurred on its part arising out of or in connection with:

(a)           the performance of its duties hereunder, or

(b)           reliance by the Exchange Agent upon the information relating to the Provena Common Stock furnished to the Exchange Agent by Provena; provided that, in any case in which there is a discrepancy between such information and the information contained in the certificate or certificates surrendered to the Exchange Agent by a former shareholder of Provena for exchange under the terms hereof, the Exchange Agent shall have a duty to inquire as to the reason for such discrepancy.

Notwithstanding anything in this Agreement to the contrary, Hormel Foods shall not be liable for indemnification or otherwise for Losses with respect to any claims against the Exchange Agent unless Hormel Foods shall be notified by the Exchange Agent in writing of the written assertion of a claim against the Exchange Agent or of any other action commenced against the Exchange Agent, promptly after the Exchange Agent shall have received any such written assertion or shall have been served with a summons in connection therewith. The Exchange Agent agrees that, without the prior written consent of Hormel Foods (which consent will not be unreasonably withheld), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provisions of this Agreement (whether or not the Exchange Agent or Hormel Foods, or any of their respective directors, officers and controlling persons, is an actual or potential party to such claim, action or proceeding). In the event that the Exchange Agent becomes involved in any litigation (“Litigation”) in which an adverse result may give rise to Hormel Foods’ obligation to indemnify hereunder, the Exchange Agent will give prompt written notice to Hormel Foods of Litigation, and Hormel Foods shall have the right at any time to participate in and control the contest and defense of such Litigation at its own cost and expense, including the cost and expense of attorneys’ fees in connection therewith.

3.             Hormel Foods agrees to pay the reasonable and customary fees of the Exchange Agent for the services of the Exchange Agent hereunder or in connection herewith and to reimburse the Exchange Agent for all reasonable and properly documented out-of-pocket expenses incurred by it pursuant to or in connection with its services hereunder.

4.             This Agreement shall be construed and enforced in accordance with the internal laws of the State of Minnesota and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto.

5.             This Agreement shall terminate upon the earlier to occur of (i) the written agreement by all of the parties to this Agreement, (ii) the distribution by the Exchange Agent of all Hormel Foods Shares and all amounts of cash held by the Exchange Agent pursuant to the terms hereof, or (iii) the compliance by the Exchange Agent with Section 9 of Article II hereof.

6.             All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (receipt confirmed) or by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  if to the Exchange Agent, to:

Wells Fargo Bank, N.A.
161 North Concord Exchange
South St. Paul, MN 55075
Fax No:  (651) 450-4078
Attention: Nancy Rosengren
                 Account Manager

(b)                                 if to Hormel Foods, to:

Hormel Foods Corporation
One Hormel Place
Austin, Minnesota  55912
Fax No:  (507) 437-5129
Attention: Executive Vice President and Chief Financial Officer
with a copy to: General Counsel

7.             This Agreement may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

8.             This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement; provided, that the parties agree that the agreements, covenants, terms and conditions of the Merger Agreement are not limited by this Agreement.

Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.             If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

HORMEL FOODS CORPORATION

By:
Its:
WELLS FARGO BANK, N.A.

By:
Its: